EXHIBIT 12
                                                                      ----------


                          BORG WARNER AUTOMOTIVE, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 ($ IN MILLIONS)


                          EARNINGS
                      (EARNINGS BEFORE         FIXED CHARGES
                     CUMULATIVE EFFECT       (INTEREST EXPENSE
                             OF                EXCLUDING THE
                     ACCOUNTING CHANGE          BENEFIT OF
                        INCREASED BY            CAPITALIZED
                       FIXED CHARGES,            INTEREST
                        CAPITALIZED         INCLUDING ONE-THIRD
                          INTEREST         OF RENTAL EXPENSE --     RATIO OF
                        AMORTIZATION        APPROXIMATE PORTION     EARNINGS
                          EXPENSE              REPRESENTING         TO FIXED
                     AND INCOME TAXES)           INTEREST)           CHARGES
                     -----------------           ---------           -------

    1993..........         $77.7                   $19.9               3.9

    1994..........         $124.0                  $15.6               7.9

    1995..........         $130.8                  $18.6               7.0

    1996..........         $82.0                   $26.2               3.1

    1997..........         $189.9                  $30.8               6.2

Nine months:

    1997..........         $138.8                  $22.7               6.1

    1998..........         $117.4                  $24.5               4.8